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                                                                    Exhibit 10.2


November 20, 1998


Mr. Michael Selzer
2355 Brockton Lane
Plymouth, MN 55447

Dear Mike:

On behalf of the board of directors of Urologix Inc., we would like to extend an offer to you to join our company as President, Chief Executive Officer and a Director. We would like to offer the following compensation and benefits package:

Base Salary:                  $200,000 per year (payable in equal bi-weekly
                              amounts as earned)

Target Cash Bonus:            50% of base salary based upon achievement of
                              corporate goals at the 100% level(see attached draft).

                              The current Urologix bonus system modifies the corporate achievement by 0 to 150% for individual performance. With that factor added, your minimum bonus could be 0 and the maximum bonus could be 75% of your base salary.

Equity Compensation:          You will be granted a non qualified stock option
                              for the purchase of 400,000 shares of Urologix common stock at the closing price on the date your employment commences. The terms of your option will be as set forth in the Company's Stock Option
                              Plan and in the written Stock Option Agreement between you and Urologix. Vesting will be as follows:

                                   200,000 shares - vesting over 4 years
                                   beginning with the date of your employment
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                                   100,000 shares - vesting over 4 years
                                   beginning on the first anniversary of your employment.

                                   100,000 shares - vesting over 4 years
                                   beginning on the second anniversary of your employment

                              The vesting schedule for each of the three tranches of these options is that 25% of those options will vest at the end of the first 12-month period of the applicable vesting period and 1/36 of the remaining options in that tranche will vest each month thereafter. This is Urologix' standard vesting plan.

                              Also, 25,000 shares of restricted stock, which will vest following the completion of one year of employment.

Acceleration of Vesting       It is the Board's desire that all unvested options
of Options:                   become vested upon a "change of control" (as
                              defined in the Urologix Stock Option Plan). If a change of control occurs before August 13, 1999 that acceleration may not occur if that is necessary for the Company to be able to utilize pooling accounting treatment. After August 13, 1999, acceleration upon a change of control is mandatory.

Early Exercise of Unvested    The Company will permit an early exercise of stock
Options:                      options prior to vesting. However, the Company
                              will have the right to repurchase any unvested shares at your original exercise price if your employment terminates prior to vesting. The
                              Company's repurchase right, to be set forth in a Restricted Stock Purchase Agreement and Escrow
                              Agreement, will lapse at the same rate as the option vesting schedule, based on continued employment with the Company.

Compensation to Equity:       The Board has agreed that, following the start of
                              your employment, the Board will investigate developing a "compensation for equity" exchange program applicable to the senior management of the Company.

Urologix Employee             You must sign the Urologix standard Agreement
Agreement:                    regarding Employment, Inventions, Confidential
                              Information and Non Competition, a copy of which
                              is attached, before beginning your employment at
                              Urologix.
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Severance Benefits:           Your employment may be terminated by either you or
                              Urologix at any time, with or without cause.

                              If your employment is terminated without "Cause," Urologix will continue to pay your base salary (excluding bonus) in accordance with Urologix' regular payroll practices for a period of up to twelve months. If you secure other employment prior to that time, Urologix will not be obligated to make any further severance payments to you. During the period in which Urologix is continuing your base salary, Urologix will also pay the employee's share of the premiums for your health and dental insurance coverage, which will be deducted from the severance payments due you.

                              For this purpose, the definition of "Cause" is as set forth on Schedule 1.

                              In case of termination without Cause, you will be entitled to receive the amounts due you only upon your execution and delivery to Urologix of a general release with respect to any and all claims against Urologix, its officers, directors, employees, agents and shareholders, acceptable in form and substance to Urologix in all respects.

Entire Agreement              For clarification and protection of both you and
                              Urologix, this letter represents the sole agreement between us and constitutes and expresses our entire agreement regarding your employment with Urologix if you accept our offer.

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Sincerely,

/s/ Mitchell Dann

Mitchell Dann
Chairman, Urologix, Inc.



This offer and its terms are accepted and agreed.


/s/ Michael M. Selzer, Jr.
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Michael Selzer
Date:December 5, 1998
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                            UROLOGIX/MICHAEL SELZER

                                  SCHEDULE 1

Definition of "Cause:"

1. The failure by you to use your best efforts to perform the material duties and responsibilities of your position or to comply with any material policy or directive Urologix has in effect from time to time;

2. Any act on your part which is harmful to the reputation or business of Urologix, including, but not limited to, conduct which is inconsistent with federal or state law respecting harassment of, or discrimination against, any of Urologix' employees or customers;

3. A material breach of your fiduciary responsibilities to Urologix, such as embezzlement or misappropriation of Urologix' funds or properties; or

4. Your indictment for, conviction of, or guilty plea or nolo contendere plea to, a felony or any crime involving moral turpitude, fraud or misrepresentation.